Exhibit 99.2

Trex Company, Inc.
First Quarter 2025 Earnings Conference Call
Thursday, May 08, 2025, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brenda Lovcik - Senior Vice President, Chief Financial Officer

Amy Fernandez - Senior Vice President, Chief Legal Officer, Secretary

Casey Kotary - Investor Relations

PRESENTATION

Operator

Hello, and welcome to the Trex Company, Inc., First Quarter 2025 Earnings Conference Call. All participants will be in a listen-only mode. Should you need any assistance, please signal a conference specialist by pressing the "*" key followed by "0." After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press "*" then "1" on your touchtone phone. To withdraw your question, please press "*" and then "2." Please note that this event is being recorded.

I would now like to turn the conference over to Casey Kotary, please go ahead.

Casey Kotary

Thank you everyone for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer; and Brenda Lovcik, Senior Vice President and Chief Financial Officer. Joining Bryan and Brenda is Amy Fernandez, Senior Vice President, Chief Legal Officer, and Secretary, as well as other members of Trex management.

The Company issued a press release today, after market close, containing financial results for the first quarter of 2025. This release is available on the Company's website.

This conference call is also being webcast and will be available on the Investor Relations page of the Company's website for 30 days.

I will now turn the call over to Amy Fernandez. Amy?

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the Company's expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com.

The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and thank you all for joining us to review our first quarter 2025 results and discuss our business outlook as we head into the heart of the decking season. The Trex team delivered higher than expected sales in the first quarter, driven by continued strong demand for our premium products and our prominent positioning in both the home centers and the pro channel.

Recall that the first quarter is historically a period of inventory build for the channel. After a somewhat slow January and February, due to adverse weather conditions in many regions of the country; we saw a significant pickup in March demand.

During the quarter, there are several key initiatives to note. First, new products launched within the last 36 months accounted for approximately 22% of our trailing 12 month sales, more than twice the level of last year's first quarter. Trex's proven track record as a market innovator is once again helping us win business and market share in both the pro and home center channels with new high performance products that resonate with consumers.

Second, since the beginning of the year, we've converted an increasing number of dealers to the Trex brand and the pace of TrexPro recruitment and qualification is meaningfully ahead of the same period last year. These account conversions are the result of our strategy to offer a comprehensive portfolio of decking and railing products that meet customer needs, enabling them to rely on a single, trusted market-leading brand. This increase in conversions has also been supported by the distribution enhancements we implemented last year.

Third, we officially launched our “Performance Engineered For Your Life Outdoors” campaign on May 1, highlighting the performance advantages of Trex products across a wide range of applications. A key highlight of the campaign is Trex marine-grade decking which is engineered to withstand sun, saltwater, sand, and other harsh environmental elements.

This proven performance is why over 2 million square feet of Trex decking has been installed by installers on docks in both saltwater and freshwater areas, including some of the most demanding climates in the world, from the tropical Florida Everglades to the Arctic regions of Northern Canada and all the way to the beaches of Dubai.

The new campaign also features our SunComfortable™ technology, which is a key differentiator for Trex in the marketplace. Originally developed for a Transcend Lineage® product line, SunComfortable™ technology is now available in three new Select® decking colors, two Enhance® decking colors, and we continue to incorporate this technology into new product offerings.

Lastly, we are pleased with the inventory level being held by our channel partners as of the end of the quarter. During the quarter, we began to realize the benefits of our new inventory strategy, which is designed to reduce the quarterly volatility associated with the timing of channel stocking and destocking. It also ensures our channel partners will have the inventory they need to meet consumer demand while at the same time enabling us to level production across the year, improving overall operating efficiency.

This strategy also gives Trex greater flexibility to respond to market conditions, allowing us to draw down inventory to meet stronger than expected demand or scale back production if demand softens, helping us maintain appropriate inventory. This approach ensures that we consistently have the right amount of product available to support our customers’ needs regardless of market fluctuations.

Looking ahead to how the season is shaping up, the positive momentum in orders that we experienced in March has continued through April, supporting our guidance for mid-to-high single-digit growth this year.

With respect to tariffs, like all businesses, we are looking for additional clarity from the administration. Less than 5% of our cost of sales is projected to be impacted by tariffs, with the majority of the impact related to purchases of aluminum and steel used in our railing and fastening products. We have mitigated and will further mitigate some of this impact through strategic actions such as building higher levels of pre-tariff inventory and negotiating with suppliers to either assume or share in the tariff burden.

Additionally, we are adding new suppliers that are unaffected or less impacted by tariffs, further reducing the impact on our cost of sales. Additional actions will be considered as we gain more clarity on the outcome of these new tariffs.

We recently held our TrexPro contractor meetings bringing together contractors from across North America. The mood was upbeat with indications of strong demand for our products and continued Repair and Remodel spending in our category. Most contractors are quoting backlogs of six to eight weeks.

As we've seen with both consumers and our channel partners, there was strong positive feedback on our new products. Our channel partners also responded positively to our program enhancements aimed at increasing brand alignment. For example, if a contractor is installing decking, railing and fasteners all from Trex, they will qualify for additional marketing opportunities as well as enhanced warranty benefits.

For more than three decades, Trex has built and maintained the most respected network of pro contractors, distributors, dealers and home centers by fostering strong partnerships that are reinforced by mutual benefit. We will continue to expand our product offerings and work closely with our channel partners to innovate and strengthen the relationships that bring Trex products to the customer.

Progress has continued on our new state-of-the-art manufacturing campus that we're building in Arkansas. In the first quarter, we realized a significant milestone with the production of our first recycled plastic pellets, which are already helping to offset the cost of external pellet purchases at our Virginia and Nevada campuses. As work continues through 2025, and into 2026, to complete the decking building and installation, with production planned to start in 2027, we will continue to strategically align our manufacturing footprint.

As we said when it was first announced, this new manufacturing hub positions Trex to better respond to changing market conditions and quickly capture growth opportunities, while at the same time serve customers across the country with improved regional manufacturing access and lower freight costs. Recent data indicates that there is an increasing level of pent-up demand in the Repair and Remodel market.

Zonda Home Economics projects that R&R spending has been below the long-term average of $1.26 per square foot of home space since the end of 2021, and it reached its low point in 2024 at a projected $1 per square foot. That's approximately 20% below the average spending level. However, it is projected to increase from that low point back to the long-term average by 2027. We agree with the projection given that there are over 50 million decks in North America and over half are either at or beyond their normal lifespans.

In 2025, we expect that Trex will outperform the R&R market by a considerable margin driven by our new product introductions and market share gains and we're confident that the trend will continue long into the future.

Now I will turn the call over to Senior Vice President and CFO, Brenda Lovcik, for a financial review of the first quarter. Brenda?

Brenda Lovcik

Thank you, Bryan, and good evening, everyone. Before I walk through our financial results, I would like to provide an update on some of the strategic priorities we have implemented to drive growth and profitability in 2025 and beyond. Over the last 36 months, Trex has undergone a period of significant product innovation with new products accounting for approximately 22% of trailing 12 month sales. We remain focused on enhancing our product offerings and delivering an expanded portfolio through innovation.

In February, we announced an expansion of our mid-tier Trex Select decking line, introducing three new colors that feature elevated aesthetics and performance that define Trex. Notably, this launch includes the industry's first mid-price decking board with our integrated SunComfortable™ heat-mitigating technology.

Additionally, we have improved our entry level Trex Enhance decking with refined profile specifications that broaden consumer appeal. These advancements reflect our continued leadership in product innovation and our commitment to offering the highest quality solutions across all price points.

Serving consumers across the full spectrum of the market remains a core element of Trex’s long-term growth strategy. We are seeing benefits from the new and expanded distributor partnerships announced last year with Boise, International Wood Products, Snavely Forest Products, Specialty Building Products, and Weyerhaeuser.

In particular, we saw strong sales in the Southwest where many of the distribution changes took place. These results highlight the positive impact of our expanded distributor relationships, which in turn help to expand our dealer network, provide better service to the home centers and enable long-term growth.

We continued to see strong demand for our premium products across all channels in Q1 and continue to benefit from our significant market share in the decking and railing category for both stocked products and special order products in the home center channel. We believe our positioning in the Home Center channel will enable us to capture significant consumer demand for value-focused consumer who is converting from wood as the market segment begins to rebound.

On the production side, as Bryan mentioned, our Arkansas campus began producing recycled plastic pellets that will serve as raw materials for our Virginia and Nevada facilities and eliminate the need to purchase higher cost inputs. Arkansas is set to become our most efficient decking production hub, enhancing overall operational performance by increasing efficiency across our broader manufacturing network and allowing us to respond with more agility to fluctuations in demand. We are excited to see this multi-year initiative come to life and begin contributing positively later this year.

I would now like to review our first quarter 2025 results. Please note that unless otherwise stated, all comparisons discussed are on a year-over-year basis compared to the first quarter of 2024. In Q1, we incurred several expenses tied to strategic initiatives, including startup costs associated with our Arkansas plastic processing operation, railing conversion support as we partner with our distribution channel to bring Trex's expanded portfolio of railing products to the market, and investments in digital transformation aimed at enhancing the consumer experience.

I will provide adjusted results reflecting these items while discussing financial performance. A reconciliation of these adjustments can be found in our press release on Trex.com.

In the first quarter, net sales were $340 million, a decrease of 9% compared to $374 million, but better than expected due to the continued demand for our premium products. As a reminder, last year's net sales included a $40 million benefit from a channel inventory build ahead of the decking and railing season that did not repeat this year and we ended the quarter with channel inventories in line with where we expected as we head into the busy season.

Gross profit was $138 million and gross margin was 40.5% compared to gross profit of $170 million and gross margin of 45.4%, down $32 million or 490 basis points. The decrease was primarily due to three factors: railing conversion costs, lower year-over-year production as we level load our facilities and as noted earlier, we improved our entry level Enhance decking boards to optimize performance and refine the aesthetic appeal. This refinement required changes to our production process, which impacted Q1 margins and we expect will impact Q2 margins. Trex's unrelenting focus on continuous improvements partially offset these impacts.

Adjusted gross profit, which excludes railing conversion costs of approximately $4 million, was $142 million.

Selling, general and administrative expenses were $56 million, or 16.5% of net sales compared to $51 million or 13.5% of net sales. The increase was due to additional investments in branding and new product innovation, which continue to deliver strong results. Excluding expenses related to the startup of Arkansas facility and digital transformation activities, SG&A expenses were $55 million or 16% of net sales.

Net income was $60 million or $0.56 per diluted share, a decrease of 32% from $89 million or $0.82 per diluted share. Excluding the aforementioned expenses, adjusted net income was $64 million or $0.60 per diluted share.

Adjusted EBITDA was $101 million, down 24% compared to $133 million.

As noted in today's earnings release, given our strong start to the year, we are maintaining our full year 2025 guidance. We expect to see strong year-over-year comparisons in the second half of the year driven by normalized production levels, the ongoing benefits of our continuous improvement initiatives, the absence of the channel inventory reductions that occurred in the second half of last year.

We continue to anticipate a flat Repair and Remodel market relative to 2024 and we expect to considerably outperform the R&R market in 2025, supported by continued strong demand for our premium decking products, increasing demand for our entry level decking products, and double-digit growth in our railing products.

To reiterate our 2025 guidance, we expect net sales growth to be between 5% to 7%, adjusted EBITDA margin to exceed 31%, SG&A expenses to be approximately 16% of net sales, interest expense less than $2 million, and depreciation in the range of $55 million to $58 million. We are projecting an effective tax rate of approximately 25% to 26%.

Capital expenditures are projected to be approximately $200 million for the full year as we continue the development of the Arkansas campus.

We expect Q2 sales in the range of $370 million to $380 million and Q2 margins to be in line with Q1.

With that, I will now turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Brenda. To sum up, the first quarter represented a good start to 2025 and the pace of incoming orders is in line with our expectations. While we're closely monitoring consumer behavior and other macroeconomic forces, we're confident in the strength of our market position.

To anticipate a question that I expect is on your minds, the confidence we have in our position as a market leader has not changed with the announcement of James Hardie's acquisition of Azek. This confidence is based on our tremendous brand equity, our differentiated channel positioning that maximizes the visibility and availability of Trex branded products,. our expanded product portfolio, and the network of distributors, dealers, home centers, and pro contractors that we partner with every day to bring the highest quality, performance-driven products to the marketplace. This is the extent of what we will say on this topic.

Now, I will welcome your questions on Trex, our performance and our outlook. Operator, please open for questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press "*" then "1" on your touchtone phone. If you are using a speakerphone, please pick up the handset before pressing the keys. To withdraw your question, please "*" then "2". In the interest of time, we do ask that participants limit themselves to asking one question and one follow-up question. Your first question comes from Ryan Merkel from William Blair. Please go ahead.

Ryan Merkel

Hey, good afternoon. Thanks for taking the question. I wanted to start with the change you made to the Enhance, the refinement, I guess was the word you used. Talk about why you did that and then are you expecting stronger sales after you make that change?

Bryan Fairbanks

Yes. We had received some customer feedback over the past couple of years and we elected to go ahead and make that manufacturing change during the first quarter. One of the outcomes of that change is that it is a stronger deck board. So when you're laying it across whatever span that you have, it's going to be a little bit less flex within that and some other changes just to lightly improve the general aesthetics of the overall board. We felt it was time in a normal continuous improvement type method that we have here at Trex to make that adjustment and there were some changeover costs for that during the first quarter.

Ryan Merkel

Got it. Okay. And then margin question, you mentioned 2Q margins approximating 1Q, are you talking about gross margins or EBITDA margins?

Brenda Lovcik

Largely gross margins. So we'll continue to level load the facilities, which will have a little bit of an impact year-over-year because we were running really hot Q2 in 2024 and then still some of the costs from the changeover with enhancements will be running through in Q2.

Ryan Merkel

Okay. That's kind of what I thought. Any way you can quantify the refinement to Enhance what the impact was to gross margins in 1Q and 2Q just to help us with modeling.

Brenda Lovcik

Yes. So if you look at it, we highlight three things that are impacting gross margin. One, is the dealer or the railing conversion cost. Two is the level loading, so volumes, production volumes. And then, third, was the Enhance changeover. What I'd say it's roughly a third, a third and a third.

Ryan Merkel

Got it. All right. Thanks so much. Pass it on.

Bryan Fairbanks

Thanks, Ryan.

Brenda Lovcik

Thank you.

Operator

Thank you. Your next question comes from Rafe Jadrosich from Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my question. I might have missed it, but Bryan, did you see what the sell-through was in the first quarter? And then, can you just talk about what you're assuming for the remainder of the year against that kind of flat R&R assumption?

Brenda Lovcik

Yes. Thank you, Rafe. Yes. In the first quarter, we saw again continued strong demand for our premium products and we did start to see the entry level turnaround. And so we are on track for our full year guidance, which is that 5% to 7%. And then that does reflect what we believe the sell-through will be for the full year, so that mid-to-high single-digit sell-through.

Rafe Jadrosich

Okay. And then, just following up to the prior question on the 2Q guidance for gross margins, are the components of the year-over-year decline similar to what's impacting the first quarter for the second quarter as well, and then therefore, temporary, and we should expect that to sort of reverse in the second half of the year?

Brenda Lovcik

Exactly. Those are temporary and will be reversing in the second half, correct.

Bryan Fairbanks

Yes. We're continuing to see improved performance on the new profile, the Enhance changes that we've made. We'll continue to make great progress on that and we'll have that in great shape by the time we get to the end of the second quarter.

Operator

Thank you. The next question comes from Tim Wojs from Baird. Please go ahead.

Tim Wojs

Hey everybody. Good afternoon. Thanks for all the color. I guess, one question on kind of the...just given some of the changes in inventory practices and things, how would you kind of expect the seasonality in the back half of the year to kind of track relative to what you've done historically? Does Q3 look….like is there less of a seasonal drop off than you would normally see Q2 to Q3, and then you kind of normally see Q4 weak or just how should we kind of think of that just given kind of the moving pieces between how you're kind of changing the inventory load into the channel?

Bryan Fairbanks

Yes. So normal seasonality is going to be a strong first quarter as you build inventory in the channel. You still have to do that regardless of what inventory level that we have, so the channel is ready for the season. Second quarter will increase from that number and then you'll see a falloff in the third quarter. Not a huge falloff, but still a falloff, and then a significant falloff in the fourth quarter as the channel begins to learn what's going to be in the following year. Of course, demand declines in that fourth quarter as well and they get their inventories ready for the next early buy season that's coming through.

It's I guess, as normal of a year as I can say, going back to almost pre-2019 at this point. And clearly since the pandemic, it's been challenging to find a normal year as it relates to percentages of revenue quarter by quarter. But as what we see this year, I think we'll get back to that more normalcy.

Tim Wojs

Okay. Okay. And then, you talked about a strong March and a strong April. How do you kind of internally delineate between like what is just the start of spring and things kind of just typically season…..kind of picking up seasonally versus any sort of kind of underlying kind of demand improvement or just kind of consumer activity.

Bryan Fairbanks

January and February, they were weak, without a doubt. We've seen that in other earnings reports. As we were going through those two months, we heard from our channel partners what was happening in the marketplace. But we also keep a close eye on marketing metrics. And as soon as that weather started to break in the month of March, we saw those numbers tick up quite quickly. They've continued to go that way. So we're very pleased with what we're seeing from a marketing metric perspective, the engagement that people are having with Trex. I mentioned the new program, the new campaign that we launched on May 1. It's not just since May 1, we've been seeing this for a number of months now. So that helps drive the confidence of what we have in the marketplace.

Tim Wojs

Okay, awesome. Thanks for the color. We'll see you.

Operator

Thank you. Your next question comes from Keith Hughes from Truist. Please go ahead.

Keith Hughes

Thank you. Question on SG&A, the guidance you gave 16% for the year, will we see kind of ratably year-over-year, looks like you're talking about a little bit of an increase year-over-year. Would it be ratably or is there one quarter where it could be particularly higher in spending?

Brenda Lovcik

So typically we front load the expenses from a marketing and innovation perspective as we're getting prepared. One, we launch all of the new products that we've been talking about, and then secondly, as we get prepared for the decking season. So you will see it more front loaded during the year.

Keith Hughes

Okay. So, it should decelerate from the $55 million that you reported in the first quarter. Is that kind of the same.

Brenda Lovcik

That's correct.

Keith Hughes

And I guess a question on….you gave us the shape of the year, as you've kind of laid that out, are you anticipating in the say the fourth quarter, are you anticipating flatish production year-over-year as we head into '26?

Bryan Fairbanks

As we head into…. right now, I'm anticipating flatish production with where we were in the first quarter, which was similar to where we were in the fourth quarter of last year, so we've not projected what our production is for next year, as of yet. We will go into the end of the year with higher inventories, not necessarily higher than where we were last year, but the inventory strategy will remain for us.

Keith Hughes

I guess one final point with…. we’ve got, you gave us the shape of the year. If we head into a normal year next year – define that however you want to, normally positive – will you have done enough work that we will start to see less variation quarter-to-quarter in the growth rate on revenues?

Bryan Fairbanks

Yes.

Keith Hughes

Okay. Thank you very much.

Operator

Thank you. The next question comes from Susan McClary from Goldman Sachs. Please go ahead.

Susan McClary

Thank you. Good afternoon, everyone. Bryan, in your remarks you noted…good afternoon, you noted the benefits that you're starting to see from some of the new or the extended relationships with distributors like Boise and some of the others. As you think about the momentum you're seeing in rail and some of the new products, can you talk about how perhaps some of those relationships are helping that come together and how we should think about perhaps some tailwinds as you continue to leverage those new relationships and expand those geographies with them?

Bryan Fairbanks

I think it's broader than just the new relationships that we have. It is across all of our channels and distribution where our distributors are now fully focused on Trex decking and railing. And you can't underestimate how important it is to have those sales teams out there just focused on one brand rather than multiple brands. We are seeing that benefit. We are seeing those conversions occur from a dealer perspective and then also having discussions from a Home Center perspective.

Susan McClary

Okay. That sounds good. And then, thinking about capital allocation as you're starting to get through the Arkansas rebuild and things are perhaps coming together a bit from an operational perspective, can you talk about your priorities for capital allocation? Any thoughts on shareholder returns or other uses of cash?

Bryan Fairbanks

Yes, our priorities haven't changed from where we've been in the past. We continue to look for opportunities in the market from an acquisition perspective. There's not been a lot that we've done around that, but it still is a priority for us from a capital perspective. Of course, our organic growth that we have, we've invested significant amounts in that. So that will decline considerably as we move out to 2026 timeframe and then finally our share buyback program.

So none of those priorities have changed, but what we will see is significantly more free cash flow coming back to the balance sheet here, accounts receivable was quite high coming out of the first quarter. Not a surprise when you have an early buy program. That will start turning around in the second quarter and then further turn around in the third quarter of this year. And then of course, next year we'll see considerably lower capital spending.

Susan McClary

Yes, okay. Thank you. Good luck with everything.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Colin Baron from Deutsche Bank. Please go ahead.

Colin Baron

Great, thank you for taking my question. I just want to start on the 2Q guide here calling for flattish sales. It sounds like things are tracking pretty well, pretty nicely in March and April. So I guess I was just wondering what the offsets are there that would drive flattish sales versus some of the more positive trends we saw at the end of the first quarter?

Brenda Lovcik

Again, just as a reminder, last year we had a really high first half. We had about 65% of our total year sales in that first half of the year, which historically, we've been more at like that 56% to

57%. So the comparable is really tough and that's what's causing that. We're feeling very excited and bullish about the back half of the year, barring any other macroeconomic pressures that we see. But as Bryan noted, the statistics that we're seeing with our marketing metrics, the conversations that we're having with our distributors and their backlogs, we're feeling positive and optimistic about the back half of the year here.

Colin Baron

Understood. I appreciate the color there. And then I guess just pivoting over to the recycling start-up, great to hear that it's going well. With it starting to contribute positively later this year, just any thoughts on what sort of the cost benefits will look like as we exit the year and look out into 2026?

Bryan Fairbanks

Rather than specifying those cost benefits, I think it's more important to look at the overall continuous improvement program that we have. Within the first quarter, we did deliver some margin benefit from those continuous improvement programs. Of course, we have continuing benefit from last year and new projects that are coming in at all times. So really, we look at it as an overall program and helps us to be able to ensure that we continue to drive the margins that we have, and be as efficient as possible, but we're not going to get into breaking out the specifics of the projects.

Colin Baron

Thank you for taking my questions.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Michael Rehaut from JP Morgan. Please go ahead.

Michael Rehaut

Thanks, good afternoon. Thanks for taking my questions. I wanted to start with the interesting stat that you gave out around the product vitality being more than double a year ago. And would love to get a sense for perhaps how that's impacting some of the financial metrics, either that assume your new products generally come in at a better gross margin than what they replace or also from a sales contribution standpoint, more so in terms of in the marketplace, if you feel that it's helping with share gains and perhaps how to think about how this statistic might progress over the next couple of years and if that might have even a further impact on some of the numbers?

Bryan Fairbanks

The reason that we've decided to start discussing that is we've been talking for a while about the investments that we're making in new product development, and you've seen a lot of launches come to the marketplace over the past couple of years. So we wanted to give our investors an idea of the success of these new launches. So you have the Lineage products in the marketplace now, new colors coming in, new Enhance colors coming in as well. All of the new railing products that we have. And it was a way for us to be able to indicate the success that we're seeing with those new product development opportunities. We have more that will be coming out later on this year into next year. It's a continuing part of our strategy to make sure that we've got a fresh product portfolio and we're meeting the needs of all of the decking and railing buyers in the marketplace.

Michael Rehaut

Okay. Thank you for that. I guess secondly, maybe just from a broader market perspective, you highlighted the continued strength of the premium products and now the lower end kind of stabilizing. I'd love to get a sense from kind of a bigger picture market standpoint, perhaps what's driving that, particularly relative to maybe some of the challenges in the last few quarters around the entry level and how you see the different segments of the market progressing over the next few quarters.

Bryan Fairbanks

Well, we've seen two quarters in a row now. When we talked to you last in February, we talked about seeing sequential improvements with our entry level products and we continue to see that in the first quarter of this year. So while our entry level buyer tends to be a higher income, average family income than many other products would consider entry level and I think the fact that Repair and Remodel has been suppressed for a number of years now, there is that pent-up demand that's out there. There are a lot of wood decks that are at or beyond their level for repair and it is still an efficient way to be able to add square footage, usable, enjoyable space onto your home. And we're seeing more people take advantage of that.

Michael Rehaut

Great. Thanks so much.

Bryan Fairbanks

Thanks.

Operator

Thank you. The next question comes from Ketan Mamtora from BMO Capital. Please go ahead.

Ketan Mamtora

Good afternoon, and thanks for taking my question. Maybe Bryan, to start with, on the railing side, can you talk to sort of what you guys are seeing out there? Obviously, you have launched kind of a full suite of products, kind of early signs on how that is going and maybe if you want to highlight a couple of successes or some challenges that you've seen there.

Bryan Fairbanks

Yes. With both our aluminum railing system as well as steel railing system, we do have meaningful conversions in different areas of the country. Steel railing system is not generally sold everywhere. It tends to be in the more arid type climates, whereas the new Select aluminum railing system really will have entire country and up into Canada type popularity on it.

We're seeing improving numbers with our T rail system designed specifically to go after the vinyl railing systems gives the consumer a much higher quality product than what a vinyl railing is going to provide along the way. And we've seen significant conversions occur during the first quarter where inventory is being built. They are moving on from other competitors at this point, so that they can drive both Trex decking and Trex railing at the same time, simplify their inventory strategy, simplify their marketing strategy and allow their sales team to focus on a more limited number of brands rather than a lot more that they focused on in the past.

Ketan Mamtora

Understood. That's helpful. And then just on the $40 million that you've talked about in the past around that inventory layering in, can you talk about sort of as you move through Q2 and Q3, how that sort of flows through and what's kind of embedded?

Brenda Lovcik

Yes. So we will see that materialize in Q3, most of it in Q3, but a portion of that is estimated at this time in…I'm sorry, most of it in Q2 and then the rest of that materializing in Q3.

Bryan Fairbanks

And in Q4 the rebuild again.

Brenda Lovcik

Yes.

Ketan Mamtora

Got it. So is it fair to say two-thirds, one-third between Q2, Q3?

Brenda Lovcik

Yes, that's a good number.

Ketan Mamtora

Perfect. Thank you very much.

Operator

Thank you. Your next question comes from John Lovallo from UBS. Please go ahead.

John Lovallo

Hi guys, thanks for taking my questions. The first one is just on tariffs. I mean, you talked about less than 5% of COGS impacted by tariffs and you spoke of some mitigation efforts, including building inventory, negotiating with suppliers. I guess the question is, is there any thought of resourcing out of China? And then, also how does the possibility of pricing fit into your mitigation efforts.

Bryan Fairbanks

Our exposure to China is very, very limited. Just a fraction of a percentage is coming out of China. We've got more that are coming out of some other countries that are also tariff impacted. And so that's where we're looking at potentially moving things around to achieve more efficient levels of tariffs or even potentially back here to the States. But of course, there's a lot of people that are looking for those type of opportunities at this point.

And rather than make any rash moves at this point, we would prefer to wait a little bit, see what the eventual outcomes are going to be. But I'm extremely proud of our supply chain team, the way that they've jumped on it, made sure that the leadership team has had the information that we need to make decisions and the negotiations that they've been able to already go into and offset some of those costs.

John Lovallo

Understood. And then the comment on the entry level sort of stabilizing as you move through the quarter, I'm curious what you think is driving that. I would have thought that that was more reliant upon consumer sentiment, which seems to have, if anything, deteriorated a bit as the quarter went on. So, any thoughts on that?

Bryan Fairbanks

Yes, tough to say specifically what's in that consumer's mind right now? I do think it is coming back to the fact that Repair and Remodel has been down for a number of years now. It's very rare that you see below average spending for as many years as we have now. It does end up catching back up and it does tend to start more so at the high end of the marketplace. And even as I mentioned before, our entry level customer is still a higher end customer when we look at the overall economy.

John Lovallo

Makes sense. Thank you.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Phil Ng from Jefferies. Please go ahead.

Phil Ng

Hey guys, congrats on a strong start to the year. I guess, for me the question is really on back half. You're calling for a ramp in topline. But also implicitly, your guidance implies incremental EBITDA margins call it in the mid-60s, which would be pretty impressive and noticeably above your 35% to 40% longer-term target. Can you expand on some of the levers that you expect to use to kind of drive margins higher? Any that you could kind of quantify from a continuous improvement standpoint that might be a good guide for margin in the back half.

Brenda Lovcik

As Bryan noted, we won't get into the specifics of any one continuous improvement program. But to your point, you will start to see some significant improvements in our margin starting really in Q3 and that is a result of many of these continuous improvement programs coming into fruition. But it's also, again, we will have the impact of some of the Enhance changeover costs that were impacting Q1 and Q2. Those will go away and then just better volumes than we had in Q3 compared to Q3 a year ago. And then Q4 will still look better than a year ago as well.

Phil Ng

Okay. That's helpful. And then a question for Bryan. This isn't so much about the AZEK James Hardie combination, but it's more broader. Certainly, from a distribution channel partner dynamic, we're seeing some signs of further consolidation, call it the next three to five years strategically, you know, is there any big philosophy changes perhaps maybe your approach on M&A or how you're going to approach your go-to-market strategy going forward?

Bryan Fairbanks

I wouldn't say there's necessarily any change to our M&A strategy, but I think we all recognize that from a distribution perspective, there are national distributors that are out there and those that have the full country capability is where they're looking to get along the way. So that's something that we've been cognizant of for quite some time now. And of course, we keep our ear to the ground very closely and we're extremely happy with the group of distributors that we work with today.

Phil Ng

Are there still any gaps right now or you're in a really good spot in terms of how you want to be on that front?

Bryan Fairbanks

We're in a good spot. Yes.

Phil Ng

Okay. Thank you.

Operator

Thank you. Your next question comes from Trey Grooms from Stephens. Please go ahead.

Trey Grooms

Hey, good afternoon. Thanks for taking the question. This is maybe just more for clarity, just to make sure I understand it right or heard it right. So, you mentioned in the press release $4 million of impact to gross profit from the railing conversion costs. But you mentioned three things that impacted the quarter. The rail conversion, lower production, and the Enhance production changes there on the Enhance products that they were about a third, a third…a third. So is that saying that each one of these things were $4 million or are they all kind of lumped into that $4 million that you described as only railing conversion in the press release, just so I'm clear.

Brenda Lovcik

The earlier is $4 million, $4 million, $4 million. Think of it like that.

Trey Grooms

Got it. Perfect. Okay. But in the…and also for clarity, the…sorry, the pro…or the adjusted gross profit, that only excludes that $4 million for the railing conversion only, so it doesn't take into account the others.

Brenda Lovcik

That is correct.

Trey Grooms

Okay, got it. And then on the…so I guess, all of those three things will be kind of behind you as you move into the second half. And then there was a $1.5 million charge or impact related to the Arkansas startup. Is that something that's going to recur or was this more isolated to the rollout of the plastics that was…that you rolled out late in the quarter?

Brenda Lovcik

Great question. So, yes the impact that we saw for the Arkansas facility was in SG&A this quarter as we pulled in and trained the new group of employees that started running the production at the very end of the quarter. In Q2, Q3 and Q4, you will see some production inefficiencies from that start-up that will impact COGS.

Bryan Fairbanks

Recall, if we go back to the end-of-the-year call, we talked about $15 million to $20 million of one-time cost within the year. Roughly $15 million of that was related to Little Rock as well as railing transition costs. And then the remainder is related to digital transformation costs. That gives you an idea of what the total numbers are for the year again.

Trey Grooms

Okay, great. Got it. Thanks, Bryan. Thanks, Brenda.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Matthew Bouley from Barclays. Please go ahead.

Matthew Bouley

Good evening, everyone. Thanks for taking the questions. Just back on the tariffs again, less than 5% cost of sales impacting that. I know you have negligible China, so probably limits the total dollar impact, but just….you did hold the fiscal year EBITDA margin, guys. So, I just wanted to, I guess, double check on what that dollar impact may end up being. And was the expectation that you're kind of mitigating that cost entirely or does it just end up being kind of too small to move the needle? Thank you.

Bryan Fairbanks

We have not mitigated that cost entirely. The team's done a great job in working through mitigation actions. There are continued opportunities that we have. We're going to leave it with the guidance less than 5%. And the reason why I think it's important to look at it that way, there's a finished goods impact to this, but then there's an indirect purchasing impact to this which is going to have a little bit longer of a tail.

So, the spare parts that we need to buy, the gloves, safety glasses, all of those things that are sourced out of China and they will continue to move into different countries to try to avoid the 145% tariffs that are there. So, that's why I'm not going to provide a number on that right now and hold to the less than 5%. But we are committed to mitigating it, working with our suppliers and then looking at whatever other actions need to be taken.

Matthew Bouley

Okay, got it. Thank you for that, Bryan. And then yes secondly, just on the entry level versus the more premium, just any more color on kind of how those performed. I know you mentioned several times that entry level stabilized, but just kind of how they performed relative to the total. And as you think about kind of the full year, is the expectation that the entry levels specifically would turn positive along with the total or does that still end up kind of flattish or down kind of just double clicking there on that entry level side? Thank you.

Bryan Fairbanks

As we saw at the end of last year, going into the New Year, we were seeing improvement at that entry level, but we continued to see very strong sales with the premium products that are out there. So, that's continuing in the marketplace and we continue to see sequential improvement with those entry level products.

Matthew Bouley

Okay. Thanks, guys. Good luck.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Anthony Pettinari from Citigroup. Please go ahead.

Anthony Pettinari

Good afternoon. Just following-up on Arkansas, on the CAPEX side. Is there any finer point you can put on the quarterly cadence of capital spending there and when that spending is essentially done, whether that's 1Q 2026 or a bit earlier or a bit later? Just trying to understand when that free cash flow step up could occur.

Brenda Lovcik

So, again, as a reminder, yes, the CAPEX spend…total CAPEX spend is estimated at $550 million. This year's total CAPEX spend is about $200 million. The majority of that will be the Arkansas facility. So, you should expect that we will have the vast majority of that $550 million spent by the end of this year. So, 2026, you will start and should expect to see strong cash flow improvements going 2026 and beyond.

Anthony Pettinari

Got it. And then, you mentioned the investments in digital transformation. I think you announced a new SVP of Marketing last month with digital experience and you brought on a CIO late last year. Can you just talk about the digital transformation efforts; kind of what inning you're in and what kind of benefits you're looking to drive?

Brenda Lovcik

Yes, sure. So, the Company is making remarkable progress in advancing its digital transformation and I'd say it's in three key areas of focus. One, optimizing our end-to-end business processes through increased automation and deeper ERP utilization. Second, we are making progress to harness the power of data by evolving our enterprise data platform to provide real-time accurate insights that will be valuable not only to Trex's internal employees in making more timely, informed decisions, but also it’s data that we can use with our consumers and our customers. And then, thirdly, we are fostering a culture of innovation by identifying and removing friction in every step in the customer journey. So, this is again really aimed at enhancing overall customer experience.

Anthony Pettinari

Okay. That's very helpful. I'll turn it over.

Bryan Fairbanks

Thanks.

Operator

Thank you. The next question comes from Adam Baumgarten from Zelman & Associates. Please go ahead.

Adam Baumgarten

Hey guys, just one for me. Just on the balance of the year, are you assuming, given the guidance and kind of what you saw in the first quarter that sell-through remains at that mid-to-high single-digit rate over the balance of the year?

Bryan Fairbanks

Well, that's the full year guidance that we provided in the 5% to 7%. So, less worried about exactly how it works by quarter. The real volume quarters are Q2 and Q3. So, that's really when it counts that you see that sell-through occur.

Adam Baumgarten

Okay. Thanks.

Bryan Fairbanks

Thank you.

Operator

Thank you. There are no further questions at this time. I'll now hand back to Bryan Fairbanks for closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for participating in our call this evening and we look forward to meeting with many of you in the coming weeks. Good evening.

Operator

And that does conclude our conference for today. Thank you for participating. You may now disconnect.